Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use by reference of our report dated February 27, 2015 with respect to the balance sheets of Piceance Energy, LLC as of December 31, 2014 and 2013, and the related statements of operations, members’ equity, and cash flows for the years ended December 31, 2014 and 2013, included in Par Pacific Holdings, Inc.’s (formerly known as Par Petroleum Corporation) Current Report on Form 8-K dated May 22, 2015, as incorporated by reference in this Registration Statement.

/s/ EKS&H LLLP
EKS&H LLLP

Denver, Colorado
December 16, 2015